Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2019 Fourth-Quarter and Full Year Financial Results

Fourth Quarter Comparable Sales up 1.1%; Fourth Quarter EPS $0.05 per share

CANTON, Mass., March 19, 2020– Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men’s clothing and shoes, today reported financial results for the fourth quarter and fiscal year 2019.

Highlights

•

Total sales for the fourth quarter of $131.2 million, an increase of $0.1 million from prior year; total sales for fiscal 2019 were $474.0 million as compared to the total sales of $473.8 million for fiscal 2018.

•	Total comparable sales increased 1.1% for the fourth quarter and 0.1% for the year.
•	Net income for the quarter was $2.4 million as compared to prior-year quarter’s net loss of $(7.2) million; net loss for the year was $(7.8) million as compared to $(13.5) million in the prior year.
•

On a non-GAAP basis, adjusted net income for the quarter was $2.6 million as compared to an adjusted net loss of $(0.6) million in the prior-year quarter; adjusted net loss for the year was $(3.2) million as compared to $(3.5) million in the prior year.

•

On a non-GAAP basis, adjusted EBITDA for the quarter was $9.9 million as compared to $6.8 million in the prior-year quarter; adjusted EBITDA for the year was $23.5 million as compared to $27.4 million in the prior year.

Management Comments

“At the top of everyone’s mind right now is the situation driven by the COVID-19 global pandemic.  Like all retailers, the virus is having an unprecedented impact on top-line revenue and we elected to close our stores temporarily through at least March 28th.  The online experience at DXL.com is still in operation and we are both receiving and fulfilling online orders while our stores are closed.  We began executing our contingency plans around this event in the early part of February. We have greatly intensified and accelerated our efforts in the last 2 weeks to significantly reduce operating expenses and CAPEX spending, and the cancellation of future inventory receipts.  Most importantly, we a have plan to navigate through this crisis and are working to control our own destiny. Given our actions to date and the plan we have, we believe we have sufficient excess availability under our credit facility to weather the impact of this global event,” said Harvey S. Kanter, President and Chief Executive Officer.

Kanter continued, “Despite these recent developments, we reported that our fourth quarter continued to show improving comp sales which accelerated further after the holiday selling period. The Company’s performance improved the balance sheet, delivered free cash flow, reduced our inventory balance by $4.4 million for the year, reduced our clearance mix, reduced our total debt by $2.6 million for the year, and we finished the year with $48.5 million of unused excess availability under our credit facility, which put us in a critically important better liquidity position. This was a year of significant transformation for DXL and, looking back, this transformation was achieved while improving the balance sheet.  We revamped our management team and exited an unprofitable line of business with the closure of our Rochester division.  We completed our first, full-year with our new wholesale business that delivered $12.5 million in sales.  We invested in new CRM and data analytics capabilities.  We converted 14 Casual Male stores to the DXL format.  This was all accomplished without taking on any more debt.  DXL has made meaningful progress and while I remain energized by the potential for DXL’s future, given the fluid and volatile situation, I am both hopeful, but also cautiously optimistic for 2020,” Kanter concluded.

Fourth-Quarter and Fiscal 2019 Results

Sales

For the fourth quarter of fiscal 2019, total sales increased $0.1 million to $131.2 million as compared to the fourth quarter of fiscal 2018. Comparable sales for the fourth quarter increased by 1.1%. The increase of $0.1 million in total sales was due to an increase in comparable sales of $1.3 million and an increase in wholesale revenue of $2.1 million, partially offset by closed stores of $3.3 million.

For fiscal 2019, total sales increased 0.1% to $474.0 million from $473.8 million in fiscal 2018. Comparable sales for the full year increased by 0.1%. The increase in sales of $0.2 million was driven by an increase in wholesale revenue of $9.7 million, comparable sales of $0.3 million and non-comparable sales of $0.4 million.  These increases were partially offset by sales from closed stores of $8.7 million and a decrease in other revenue of $1.5 million.

Gross Margin

For the fourth quarter of fiscal 2019, gross margin, inclusive of occupancy costs, was 43.0%, compared with gross margin of 43.5% for the fourth quarter of fiscal 2018. The decrease of 50 basis points was the result of a decrease in merchandise margin of 90 basis points, partially offset by a decrease in occupancy costs as a percentage of total sales of 40 basis points.  The 90 basis point decrease in merchandise margin was a combination of a 40 basis point decrease due to a shift in more branded merchandise as well as increased promotional activity and a 50 basis point decrease due to the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business. On a dollar basis, occupancy costs for the fourth quarter decreased approximately 3.1% as compared to the prior-year’s fourth quarter.

For the fiscal year, gross margin, inclusive of occupancy costs, was 43.1%, compared to 44.6% for fiscal 2018.  The decrease of 150 basis points was due to a decrease in merchandise margin of 200 basis points, partially offset by a decrease in occupancy costs as a percentage of sales of 50 basis points.  The 200 basis point decrease in merchandise margin was primarily due to approximately 100 basis points related to higher clearance selling and promotional activity and a shift to more branded apparel.  The remainder of the merchandise margin rate decrease came from an inventory diagnostic that resulted in a 20 basis point decrease for the write-off of certain aged inventory in the third quarter and 80 basis points due to the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business.  During the third quarter of fiscal 2019, the Company made a change to its inventory aging policy, principally driven by a noticeable shift away from tailored clothing to sportswear.  Accordingly, we recorded a charge of $0.9 million in the third quarter of fiscal 2019 in connection with this change for the write-off of certain aged inventory.  The $0.9 million charge represented 0.8% of our total inventory cost.  On a dollar basis, occupancy costs for fiscal 2019 decreased 3.2% as compared to the prior year, primarily related to closed stores.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2019 were 35.4%, compared with 38.3% of sales in the fourth quarter of fiscal 2018. On a dollar basis, SG&A expense decreased $3.8 million, compared to the prior year fourth quarter, primarily due to reduced payroll costs and incentive accruals of approximately $2.6 million, a decrease in marketing costs of $1.3 million and reduced IT operating costs of $0.5 million.   In addition, as a result of adopting the new lease accounting standard (ASC 842) at the beginning of fiscal 2019, we are no longer receiving a $0.4 million quarterly benefit from amortizing a deferred gain related to the sale-leaseback of our corporate office.

For fiscal 2019, SG&A expenses were 38.1% of sales, compared to 38.8% in fiscal 2018.  On a dollar basis, SG&A expense decreased $3.2 million, primarily due to reduced payroll costs and incentive accruals of approximately $3.5 million and a decrease in marketing costs of $1.5 million.  These decreases were partially offset by an increase in expenses of $0.6 million related to our wholesale segment and $1.5 million in deferred gain recognized in fiscal 2018 related to the sale-leaseback.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 22.1% of sales in the fourth quarter of fiscal 2019, compared to 23.8% of sales in the fourth quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 13.3% of sales in the fourth quarter of fiscal 2019, compared to 14.5% of sales in the fourth quarter of last year.  For fiscal 2019, Customer Facing costs were 22.6%, compared to 23.2% for fiscal 2018.  Corporate Support Costs for fiscal 2019 were 15.5%, compared to 15.6% for fiscal 2018.

Exit Costs Associated With London Operations

During the third quarter of fiscal 2019, the Company closed its Rochester Clothing store located in London, England.  In connection with this store closure, the Company incurred a charge of approximately $1.7 million, which included a non-cash expense of $0.8 million related to the recognition of the accumulated foreign currency translation adjustment.  The remainder of the charge primarily related to lease termination and inventory liquidation costs.

Impairment of Assets

Impairment charges primarily represented impairment of store assets, where the carrying value exceeded fair value, and the write-down of right-of-use assets.  In the fourth quarter of fiscal 2019 and fiscal 2018, the Company recorded asset impairment charges of $0.9 million and $4.6 million, respectively.  The asset impairment charge for fiscal 2018 also included the write-off of the Company’s Rochester trademark for $1.5 million.

Net Income (Loss)

Net income for the fourth quarter of fiscal 2019 was $2.4 million, or $0.05 per diluted share, compared to a net loss of $(7.2) million, or $(0.15) per diluted share, for the fourth quarter of fiscal 2018.

Included in our results for the fourth quarter of fiscal 2019 was a charge of $0.9 million for asset impairments and $0.1 million related to CEO transition costs.  Results for the fourth quarter of fiscal 2018 included a charge of $1.8 million for the CEO transition costs and asset impairment charges of $4.6 million.

The net loss for fiscal 2019 was $(7.8) million, or $(0.16) per diluted share, compared with a net loss of $(13.5) million, or $(0.28) per diluted share, in fiscal 2018.

On a non-GAAP basis, before asset impairment charges, exit costs associated with London operations, corporate restructuring, CEO transition costs and assuming a normalized tax rate of 26%, adjusted net income for the fourth quarter of fiscal 2019 was $0.05 per diluted share, compared to an adjusted net loss of $(0.01) per diluted share for the fourth quarter of fiscal 2018. For fiscal 2019, the adjusted net loss was $(0.06) per diluted share, compared to $(0.07) per diluted share for fiscal 2018.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for asset impairments, exit costs associated with London operations, corporate restructuring and CEO transition costs (adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2019 were $9.9 million, compared to $6.8 million for the fourth quarter of fiscal 2018.  For fiscal 2019, adjusted EBITDA was $23.5 million, compared to $27.4 million for fiscal 2018.

Cash Flow

Cash flow provided by operations for fiscal 2019 was $15.8 million, compared to $15.7 million in fiscal 2018. Capital expenditures for fiscal 2019 were $13.4 million as compared to $13.0 million for fiscal 2018. Free cash flow, a non-GAAP measure, decreased $0.4 million, from $2.8 million in 2018 to $2.4 million in 2019.  The decrease in free cash flow was primarily due to a corresponding increase of $0.4 million in capital expenditures. The positive free cash flow in fiscal 2019 was used to pay down our total debt.

	For the fiscal year ended
(in millions)	February 1, 2020	February 2, 2019
Cash flow from operating activities (GAAP basis)	$15.8	$15.7
Capital expenditures, infrastructure projects	(9.7)	(10.8)
Free cash flow before DXL capital expenditures (non-GAAP)	$6.1	$5.0
Capital expenditures for DXL stores and the acquisition of the DXL domain name	(3.7)	(2.2)
Free cash flow (non-GAAP basis)	$2.4	$2.8

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow before DXL capital expenditures and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At February 1, 2020, the Company had cash and cash equivalents of $4.3 million. Total debt at February 1, 2020, was $54.1 million, and consisted of $39.3 million outstanding under the Company’s credit facility and approximately $14.8 million outstanding under its term loan, net of unamortized debt issuance costs. At February 1, 2020, the Company had $48.5 million of excess availability under its credit facility.

Inventory was $102.4 million at February 1, 2020, compared to $106.8 million at February 2, 2019. The $4.4 million decrease in inventory was due primarily to the closings of the Rochester Clothing stores in fiscal 2019.  Inventory levels in our wholesale business were down approximately $1.0 million from last year, primarily due to timing of in-transit merchandise.  We launched our wholesale business in the fourth quarter of fiscal 2018 and therefore inventory levels were higher at that point.  At February 1, 2020, our clearance inventory represented 10.0% of our inventory, as compared to 10.3% at February 2, 2019.

Store Information

For fiscal 2019, the Company rebranded 12 Casual Male retail stores and 2 Casual Male outlet stores to 11 DXL retail stores and 3 DXL outlet stores.  The Company also opened two new DXL stores and closed the corresponding Casual Male retail stores.  The Company closed its 5 Rochester Clothing stores, one DXL retail store, one DXL outlet store and 2 Casual Male retail stores during fiscal 2019.

	Year End 2017		Year End 2018		Year End 2019
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	228	1,729
DXL outlets	14	72	15	78	17	82
CMXL retail	78	268	66	221	50	164
CMXL outlets	33	103	30	91	28	85
Rochester Clothing	5	51	5	51	-	-
Total	342	2,159	332	2,125	323	2,060

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace.

Our direct sales increased to 27.4% of retail segment sales for the fourth quarter of fiscal 2019, as compared to 24.8% for the fourth quarter of fiscal 2018.  For fiscal 2019, our direct sales increased to 23.1% of retail segment sales as compared to 21.6% for fiscal 2018.

Impact of New Lease Accounting Standard

At the start of fiscal 2019, we adopted the new lease accounting standard, ASC 842 (Leases). As a result of the adoption, we established our operating leases as right-of-use assets of $214.1 million and established corresponding lease liabilities of $254.5 million on our Consolidated Balance Sheet at February 3, 2019.  The $40.3 million difference between the right-of-use assets and lease liabilities was primarily attributable to the elimination of certain existing lease-related assets and liabilities as a net adjustment to the right-of-use assets. In our results for fiscal 2019, we recognized a net increase to opening retained earnings of approximately $5.3 million to recognize: (i) the remaining deferred gain of $10.3 million from a sale-leaseback transaction (ii) the recognition of impairments, upon adoption, of certain right-to-use assets of $(3.8) million and (iii) the write-off of initial direct costs of $(1.2) million.

Financial Outlook

Due to the rapidly changing environment with COVID-19, we are not providing specific sales, earnings, or cash flow guidance.  We are evaluating potential business scenarios and are currently taking actions which include reducing operating expenses, reducing capital expenditures, and reducing inventory purchases while remaining focused on liquidity preservation.  We expect to provide a more detailed outlook on our fiscal 2020 operating strategies after the impact on business from COVID-19 has stabilized.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, March 19, 2020 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 5948695. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding exit costs related to our London operations, corporate restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses adjusted EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for exit costs related to our London operations, corporate restructuring charges, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and an e-commerce site, DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the impact of the coronavirus outbreak on the Company’s business and results in fiscal 2020 and actions being taken by the Company to mitigate the impact, including to reduce operating expenses and capital expenditures, cancel inventory receipts, and to preserve liquidity. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 22, 2019, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the impact of the COVID-19 global pandemic on the Company’s business and the global economy, the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Sales	$131,239	$131,150	$474,038	$473,756
Cost of goods sold including occupancy	74,825	74,134	269,837	262,467
Gross profit	56,414	57,016	204,201	211,289

Expenses:
Selling, general and administrative	46,466	50,236	180,663	183,868
Exit costs associated with London operations	—	—	1,737	—
CEO transition costs	41	1,844	743	2,404
Corporate restructuring charge	—	12	—	1,904
Impairment of assets	889	4,579	889	4,579
Depreciation and amortization	5,686	6,786	24,563	28,653
Total expenses	53,082	63,457	208,595	221,408

Operating income (loss)	3,332	(6,441)	(4,394)	(10,119)

Interest expense, net	(712)	(820)	(3,297)	(3,462)

Income (loss) before provision (benefit) for income taxes	2,620	(7,261)	(7,691)	(13,581)

Provision (benefit) for income taxes	183	(31)	105	(50)

Net income (loss)	$2,437	$(7,230)	$(7,796)	$(13,531)

Net income(loss) per share - basic and diluted	$0.05	$(0.15)	$(0.16)	$(0.28)

Weighted-average number of common shares outstanding:
Basic	50,412	49,451	49,992	49,163
Diluted	50,751	49,451	49,992	49,163

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
February 1, 2020 and February 2, 2019
(In thousands)
Unaudited

	February 1,	February 2,
	2020	2019

ASSETS

Cash and cash equivalents	$4,338	$4,868
Inventories	102,420	106,837
Other current assets	17,102	15,955
Property and equipment, net	78,279	92,525
Operating lease right-of-use assets	186,413	—
Intangible assets	1,150	1,150
Other assets	1,215	4,741
Total assets	$390,917	$226,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$31,763	$34,418
Accrued expenses and other liabilities	23,390	66,095
Operating leases	223,227	—
Long-term debt	14,813	14,757
Borrowings under credit facility	39,301	41,908
Deferred gain on sale-leaseback	—	10,258
Stockholders' equity	58,423	58,640
Total liabilities and stockholders' equity	$390,917	$226,076

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(Unaudited)

	For the three months ended				For the fiscal year ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Income (loss) before tax provision, on a GAAP basis	$2,620		$(7,261)		$(7,691)		$(13,581)
Provision (benefit) for income taxes	183		(31)		105		(50)
Net income (loss), on a GAAP basis	$2,437	$0.05	$(7,230)	$(0.15)	$(7,796)	$(0.16)	$(13,531)	$(0.28)

Add back:
Impairment of assets	$889	$0.02	$4,579	$0.09	$889	$0.02	$4,579	$0.09
Exit costs associated with London operations	—	—	—	—	1,737	0.03	—	—
CEO transition costs	41	0.00	1,844	0.04	743	0.01	2,404	0.05
Corporate restructuring costs	—	—	12	0.00	—	—	1,904	0.04
Actual provision (benefit) for income taxes	183	0.00	(31)	(0.00)	105	0.00	(50)	(0.00)
Adjusted income (loss) before income taxes	$3,550	$0.07	$(826)	$(0.02)	$(4,322)	$(0.09)	$(4,694)	$(0.10)
Income tax provision (benefit), assuming normalized tax rate of 26%	$923	$0.02	$(215)	$(0.00)	$(1,124)	$(0.02)	$(1,220)	$(0.02)
Adjusted net income (loss), non-GAAP basis	$2,627	$0.05	$(611)	$(0.01)	$(3,198)	$(0.06)	$(3,474)	$(0.07)

Weighted average number of common
shares outstanding on a diluted basis	50,751		49,451		49,992		49,163

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	For the three months ended		For the fiscal year ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
(in millions)
Net income (loss), on a GAAP basis	$2.4	$(7.2)	$(7.8)	$(13.5)
Add back:
Provision (benefit) for income taxes	0.2	(0.0)	0.1	(0.1)
Interest expense	0.7	0.8	3.3	3.5
Depreciation and amortization	5.7	6.8	24.6	28.7
EBITDA (non-GAAP)	9.0	0.3	20.2	18.5
Add back:
Exit Costs associated with London operations	-	-	1.7	-
CEO transition costs	0.0	1.8	0.7	2.4
Corporate restructuring	-	0.0	-	1.9
Impairment charges	0.9	4.6	0.9	4.6
Adjusted EBITDA (non-GAAP)	$9.9	$6.8	$23.5	$27.4

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	February 1, 2020	February 2, 2019
Cash flow from operating activities (GAAP basis)	$15.8	$15.7
Capital expenditures, infrastructure projects	(9.7)	(10.8)
Free cash flow before DXL capital expenditures (non-GAAP)	$6.1	$5.0
Capital expenditures for DXL stores and the acquisition of the DXL domain name	(3.7)	(2.2)
Free cash flow (non-GAAP basis)	$2.4	$2.8